Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Appoints Scott A. Edmonds
as Chairman of the Board
     Fort Myers, FL - September 27, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced that Scott A. Edmonds, President and Chief Executive Officer, has been elected to serve in the additional position of Chairman of the Board. The Board’s action was taken after its vote to accept Michael Weiss’ resignation, which was submitted following his appointment as Chief Executive Officer of Express, as required by the Company’s policies. The Board also voted to appoint Ross Roeder, one of the Company’s seven independent directors, as Lead Director and to reduce the number of Board seats from 10 to 9.
     Mr. Edmonds stated, “I am honored by this appointment and thank the Board for its confidence in me. I would also like to thank Michael Weiss for his outstanding service as our first non-executive Chair. We will miss his insight and enthusiasm and wish him well in his new position.”
     Mr. Weiss stated, “I have enjoyed my time serving on the Chico’s FAS Board and have great respect for the Board members and the management team. I will miss the relationship but will continue following the Company.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 976 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 579 Chico’s front-line stores, 36 Chico’s outlet stores, 276 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 65 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward- looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company